UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)
AUXILIUM PHARMACEUTICALS, INC.

(Name of Issuer)
COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)
05334D107

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of this Statement)
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)

CUSIP No.	05334D107	13G	Page	2	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURE MANAGERS LIMITED

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

BERMUDA

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	05334D107	13G	Page	3	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURE MANAGERS INC.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.	05334D107	13G	Page	4	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P. 1

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	05334D107	13G	Page	5	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P. 2

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	05334D107	13G	Page	6	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P. 3

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	05334D107	13G	Page	7	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II STRATEGIC PARTNERS L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	05334D107	13G	Page	8	of	16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

SITCO NOMINEES LTD. VC 01903 AS NOMINEE OF SCHRODER VENTURES
INTERNATIONAL LIFE SCIENCES FUND II GROUP CO-INVESTMENT SCHEME

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

BERMUDA

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	05334D107	13G	Page	9	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SV (NOMINEES) LIMITED AS NOMINEE OF SCHRODER VENTURES INVESTMENTS LIMITED

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

GUERNSEY

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 05334D107	13G	Page 10 of 16 Pages
ITEM 1(a). NAME OF ISSUER:
Auxilium Pharmaceuticals, Inc. (the “Issuer”)
ITEM 1(b). ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:
160 West Germantown Pike, Suite D-5
East Norriton, PA 19401
ITEM 2(a). NAME OF PERSON FILING:
This statement is being filed by the following persons:
(i)	Schroder Ventures International Life Sciences Fund II L.P. 1 (“SVILSF II LP1”), Schroder Ventures International Life Sciences Fund II L.P. 2 (“SVILSF II LP2”), Schroder Ventures International Life Sciences Fund II L.P. 3 (“SVILSF II LP3”), Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. (“SVILSF II Strategic Partners”), SITCO Nominees Ltd. VC 01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme (“SVILSF II Co-Investment”) and SV (Nominees) Limited as Nominee of Schroder Venture Investments Limited (“SVIL”) (collectively, the “Funds”), direct owners of the shares of Common Stock of the Issuer;

(ii)	Schroder Venture Managers Inc., a New York corporation (“SVMI”), and General Partner of SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners; and
SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL and SVMI are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
Address for SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL and SVMI:
Schroder Administrative Services (Bermuda) Limited
131 Front Street
Hamilton HM 12, Bermuda
Attn: Karen Shillingford

CUSIP No. 05334D107	13G	Page 11 of 16 Pages
ITEM 2(c). CITIZENSHIP:
SVILSF II LP1 - Delaware
SVILSF II LP2 - Delaware
SVILSF II LP3 - Delaware
SVILSF II Strategic Partners - Delaware
SVILSF II Co-Investment - Bermuda
SVIL - Guernsey
SVMI - New York
ITEM 2(d). TITLE OF CLASS OF SECURITIES:
Common Stock, par value $0.01 per share
ITEM 2(e). CUSIP NUMBER:
05334D107
ITEM 3. Not applicable.
ITEM 4. OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.
For SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL and SVMI:
(a)	Amount beneficially owned: -0- shares of Common Stock

(b)	Percent of class: 0%

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: -0-

(ii)	Shared power to vote or to direct the vote: -0-

(iii)	Sole power to dispose or to direct the disposition of: -0-

(iv)	Shared power to dispose or to direct the disposition of: -0-
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: ☑

CUSIP No. 05334D107	13G	Page 12 of 16 Pages
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not applicable.
ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 05334D107	13G	Page 13 of 16 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2008
Date

SCHRODER VENTURE MANAGERS INC.

By: Its Director and Vice President,

/s/ Gary Carr

Signature

Gary Carr, Authorized Signatory

Name/Title

SCHRODER VENTURE MANAGERS LIMITED

By: Its Director,

/s/ Gary Carr

Signature

Gary Carr, Authorized Signatory

Name/Title

CUSIP No. 05334D107	13G	Page 14 of 16 Pages

SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P. 1

By: Schroder Venture Managers, Inc.,
its General Partner

/s/ Scott Burns /s/ Gary Carr
Signature

Scott Burns, Gary Carr, Authorized
Signatories

Name/Title

SCHRODER VENTURES INTERNATIONAL LIFE
SCIENCES FUND II L.P. 2

By: Schroder Venture Managers, Inc.,
its General Partner

/s/ Scott Burns /s/ Gary Carr

Signature

Scott Burns, Gary Carr, Authorized
Signatories

Name/Title

SCHRODER VENTURES INTERNATIONAL LIFE
SCIENCES FUND II L.P. 3

By: Schroder Venture Managers, Inc.,
its General Partner

/s/ Scott Burns /s/ Gary Carr

Signature

Scott Burns, Gary Carr, Authorized
Signatories

Name/Title

CUSIP No. 05334D107	13G	Page 15 of 16 Pages

SITCO NOMINEES LTD. VC 01903 AS NOMINEE
OF SCHRODER VENTURES INTERNATIONAL
LIFE SCIENCES FUND II GROUP CO-
INVESTMENT SCHEME

By: SITCO Nominees Ltd. VC 01903

/s/ Scott Burns /s/ Gary Carr
Signature

Scott Burns, Gary Carr, Authorized
Signatories

Name/Title

SCHRODER VENTURES INTERNATIONAL LIFE

SCIENCES FUND II STRATEGIC PARTNERS L.P.

By: Schroder Venture Managers Inc.,
its General Partner

/s/ Scott Burns /s/ Gary Carr

Signature

Scott Burns, Gary Carr, Authorized
Signatories

Name/Title

SV (NOMINEES) LIMITED AS NOMINEE OF
SCHRODER VENTURES INVESTMENTS LIMITED

By: SV (Nominees) Limited

/s/ Sarah Biggins

Signature

/s/ Sarah Biggins, Authorized Signatory

Name/Title

CUSIP No. 05334D107	13G	Page 16 of 16 Pages
EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.*

*	Filed with the Schedule 13G/A on February 15, 2005.